Global Pharm Holdings Group, Inc. Announces Second Quarter 2011 Financial Results

SHENZHEN, China, August 12, 2011 /PRNewswire-Asia/ – Global Pharm Holdings Group, Inc. (OTCBB:GPHG) ("Global Pharm" or the "Company"), a China-based growing vertically integrated pharmaceutical company engaged in pharmaceutical-related products distribution, and Traditional Chinese Medicine ("TCM") herbs cultivation and processing business through its subsidiaries in Anhui, Jilin and Shandong provinces, today announced its unaudited financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights

▪	Net revenues were $45.4 million, an increase of 48.7% over the second quarter of 2010
▪	Gross profit was $7.4 million, an increase of 33.2% over the second quarter of 2010, with gross margin of 16.3%
▪	Operating income was $5.5 million, an increase of 55.4% over the second quarter of 2010
▪	Net income was $3.9 million, or $0.15 per diluted share, an increase of 72.6%, as compared to $2.3 million, or $0.12 per diluted share, for the same period in 2010
▪	In April 2011, Global Pharm established two TCM herbal plantation companies located in Jinan city of Shandong province, and Bozhou city of Anhui province
▪	In May 2011, the company successfully acquired two city-level pharmaceutical distributors in the cities of Zibo and Tai’an of Shandong province

“We are pleased that Global Pharm had a strong operating performance during the second quarter of 2011, delivering solid operating results, expanding our higher margin TCM herbal cultivation business and strengthening our sales coverage in Shandong province through acquisitions of two city-level distributors. A significant synergy is emerging through the integrated value chain extending to our business units. We will stick to the selective acquisition strategy to enhance our local market leadership by expanding our market coverage and enlarging our sales channels,” commented Mr. Yunlu Yin, Chief Executive Officer of Global Pharm.

Second Quarter 2011 Financial Summaries (unaudited)

	Three months ended June 30
(in millions $, except per-share data in $)	2011	2010	Change
Net revenue	45.4	30.5	48.7%
Gross profit	7.4	5.5	33.2%
Income from operation	5.5	3.5	55.4%
Income before income taxes	5.4	3.5	54.0%
Net income	3.9	2.3	72.6%
Total comprehensive income	4.3	2.3	84.8%
Basic and diluted earnings per share	0.15	0.12	25.0%

Total net revenue was $45.4 million for the three months ended June 30, 2011, an increase of 48.7% compared with the same period in 2010. The increase in revenue largely reflects strong sales of the Company’s pharmaceutical products distribution segment, which contributed $39.7 million or 87.6% of the Company’s total sales in the quarter, compared with $24.3 million or 79.7% of the total revenue in the corresponding quarter in 2010.

Below is a breakdown of sales per business segment for the three months ended June 30, 2011 and 2010, respectively:

For the three months ended June 30 - Net revenue
in USD except percentage	2011		2010		Change
		% of net revenue		% of net revenue		%
Pharmaceutical products distribution	$39,738,572	87.6	$24,338,686	79.7	$15,399,886	63.3
TCM processing and distribution	5,647,763	12.4	4,314,919	14.1	1,332,844	30.9
Herbal cultivation and sales	-	-	-	-	-	NA
Flower tea bags	-	0.0	1,877,372	6.1	(1,877,372)	NA
Total	$45,386,335	100.0	$30,530,977	100.0	$14,855,358	48.7

Revenue from the pharmaceutical products distribution segment increased by $15.4 million, or approximately 63.3%, to $39.7 million for the three months ended June 30, 2011, as compared to $24.3 million for the same period in 2010. The increase was primarily due to a series of marketing activities to promote sales, a broader product portfolio and improved efficiency in fulfilling sales orders. Revenue from the Company’s TCM processing and distribution segment increased to $5.6 million for second quarter of 2011, compared to $4.3 million for the comparable period in 2010. Revenue from the herbal cultivation and sales segment was nil for both the second quarter of 2011 and 2010, due to the sale of the Company’s entire herbal inventory in the first quarter of 2011 and at the end of 2009, and the fact that all of our herbs were at the cultivation stage for the second quarter of 2011.  The Company has suspended its flower tea bags business segment on April 25, 2011, so revenue was nil for the second quarter of 2011 from this segment.

Gross profit and gross margin for the second quarter of 2011 - the Company’s gross profit was $7.4 million, an increase of 33.2%, from $5.5 million in the same period in 2010. Gross margin decreased to 16.3% for the second quarter of 2011, from 18.1%, for the comparable period in 2010, primarily attributable to increased costs of TCM products and reduction of sales prices due to competition for the second quarter of 2011.

Operating expenses for the second quarter of 2011 were $0.9 million, increased by $0.7 million from same period in 2010, primarily due to increased advertising, freight and labor costs to support business growth and expansion.

Income from operation for the second quarter of 2011 increased 55.4% to $5.5 million, or 12.0%, of revenue, from $3.5 million, or 11.4%, of revenue for the second quarter of 2010.

Net income for the second quarter of 2011 increased to $3.9 million, or $0.15 per fully diluted share, compared to $2.3 million, or $0.12 per fully diluted share, in the second quarter of 2010, based on 26.0 million and 19.1 million weighted average diluted shares outstanding, respectively. This increase primarily reflects a shift in sales mix toward higher margin prescription products and herbal products in the first quarter of 2011.

Six Months 2011 Financial Summaries (unaudited)

	Six months ended June 30
(in millions $, except per-share data in $)	2011	2010	Change
Net revenue	87.5	59.3	47.6%
Gross profit	15.2	10.6	43.1%
Income from operation	12.1	8.1	49.9%
Income before income taxes	12.1	8.1	49.2%
Net income	9.2	5.7	61.8%
Total comprehensive income	9.7	5.7	69.5%
Basic and diluted earnings per share	0.35	0.30	16.7%

Total net revenue was $87.5 million for the six months ended June 30, 2011, an increase of 47.6%, compared with the same period in 2010. The revenue increase primarily reflects strong sales of the pharmaceutical products distribution segment, which contributed $72.2 million or 82.5% of the Company’s total sales in the first half of 2011, compared with $47.4 million or 79.9% of the total revenue in the corresponding period last year.

Below is a breakdown of sales per business segment for the six months ended June 30, 2011 and 2010, respectively:
For the six months ended June 30 - Net revenue
in USD except percentage	2011		2010		Change
		% of net revenue		% of net revenue		%
Pharmaceutical products distribution	$72,169,822	82.5	$47,360,171	79.9	$24,809,651	52.4
TCM processing and distribution	10,365,812	11.9	9,000,270	15.2	1,365,542	15.2
Herbal cultivation and sales	4,679,373	5.3	-	-	4,679,373	NA
Flower tea bags	275,075	0.3	2,899,196	4.9	(2,624,121)	(90.5)
Total	$87,490,082	100.0	$59,259,637	100.0	$28,230,445	47.6

Revenue from the pharmaceutical products distribution segment increased by $24.8 million, or approximately 52.4%, to $72.2 million for the six months ended June 30, 2011, as compared to $47.4 million for the same period in 2010. Revenue from the TCM processing and distribution segment increased by 15.2% to $10.4 million for the six months ended June 30, 2011, compared to $9.0 million for the same period last year. Revenue from the herbal cultivation and sales segment was $4.7 million for the first half of 2011, and nil for the comparable period in 2010, due to the sale of all of the Company’s herbal products at the year ended December 31, 2009. The decrease of 90.5% of sales in the flower tea bags segment was due to the increasing competition during first quarter of 2011 and our decision to suspend the flower tea bags operation since April 25, 2011.

Gross profit and gross margin for first half of 2011 - our gross profit was $15.2 million, an increase of 43.1%, from $10.6 million for the same period in 2010. Gross margins decreased to 17.4% for the first half of 2011, from 17.9% for the comparable period in 2010, primarily due to increased costs of TCM products and reduction of sales prices due to competition for the first half of 2011.

Operating expenses for the first half of 2011 were $1.4 million, an increase of $1.0 million in the same period in 2010, primarily due to increased advertising, freight and labor costs to support business growth and expansion.

Income from operation for the first half of 2011 increased 50.0% to $12.1 million or 13.9% of revenue, from $8.1 million or 13.6% of revenue for the first half of 2010.

Net income for the first half of 2011 increased to $9.2 million, or $0.35 per fully diluted share, compared to $5.7 million, or $0.30 per fully diluted share, in the first half of 2010, based on 26.0 million and 19.1 million weighted average diluted shares outstanding, respectively. This increase primarily reflects a shift in sales mix toward higher margin prescription products and herbal products in the first half of 2011.

Financial Condition
As of June 30, 2011, the Company had $9.1 million in cash and $24.9 million in accounts receivable compared with $4.3 million and $19.8 million as of December 31, 2010, respectively. The increase was consistent with increased sales. Net working capital was $26.3 million, compared with $17.4 million as of December 31, 2010. As of June 30, 2011, the Company had $0.5 million in short-term debt compared with $2.0 million as of December 31, 2010. Stockholders' equity totaled $27.7 million as of June 30, 2011, compared with $17.6 million at the end of 2010.

For the six months ended June 30, 2011, the Company generated $5.3 million cash from operating activities, having no significant variance as compared to $5.8 million for the comparable period in 2010. The Company used $0.9 million in investing activities for the six months ended June 30, 2011 compared to $9,000 for the comparable period in 2010, primarily as a result of increased expenditures relating to purchases of new subsidiaries and equipment. Net cash provided by financing activities was $0.3 million for the six months ended June 30, 2011, as compared to $3.0 million used for the comparable period in 2010. After an offset between a bank loan repayment and the credit from bank acceptance, the $0.3 million contribution of financing activity in six months ended June 30, 2011 was from the non-controlling interest.

Subsequent Events
On July 5, 2011, the Company completed the acquisition of 100% equity interest of Bozhou Xinghe Pharmaceutical Co., Ltd, a TCM herb processing manufacturer in Bozhou city of Anhui province (for more information about the Bozhou Xinghe acquisition, please refer to the Form 8-K filed with the Securities and Exchange Commission (the “SEC”) and press release issued, each on July 8, 2011).

On August 1, 2011, the Company completed the acquisition of Pacific Asia Pharm Investment Group Co., Limited (“Pacific Asia”). After the completion of this acquisition, the Company indirectly manages Guangdong Guo Yao Pharmaceutical Franchises Co., Ltd. (“GDGY”) through a serious of contractual arrangements. GDGY is a pharmaceutical-related products distributor who manages and supplies to a chain of 1,234 drug stores in Guangdong province. (For more information about the Pacific Asia acquisition, please refer to the 8-K filed with the SEC and press release issued, each on August 4, 2011).

On August 3, 2011, the Company completed the acquisition of Quantum Magic Integrator Fund Co., Limited (“Quantum”). After the completion of this acquisition, Shandong Hua Wei Pharmaceutical Co., Ltd., a city-level pharmaceutical distributor in Weifang city of Shandong province, becomes a wholly owned subsidiary of the Company. (For more information about the Quantum acquisition, please refer to the Form 8-K filed with the SEC and press release issued, each on August 3, 2011)

Business Outlook

“For the first half of 2011, with our focus in the Shandong province market, we are very pleased with the performance of our distribution business and the expansion of our sales network,” said Mr. Yunlu Yin, Chief Executive Officer of Global Pharm. “For the six months ended June 30, 2011, we sold approximately 11,800 different types of products, had more than 4,250 clients and expanded our distribution coverage into the cities of Zibo and Tai’an of Shandong province. The Company effectively utilized its developing intensive purchase power in Shandong province for more attractive procurement prices and valued-added services from pharmaceutical manufacturers.”

Subsequent to the second quarter of 2011, the Company completed acquisitions of a TCM herbal pieces processing plant in Bozhou city of Anhui province and a city-level distributor in Weifang city of Shandong province and, through various contractual arrangements, the Company indirectly manages a distributor in Guangdong province, who supplies to more than 1,200 local chain drugstores. For the remaining six months of 2011, the Company expects to focus its efforts on consolidating the newly acquired units, in order to deliberately integrate its value chain vertically. The Company’s consolidation goals are to enrich its product portfolio, leverage its aggregate sales by upgrading the effectiveness of its sales channel and intensify its purchasing power for obtaining more profit-enhancing products. With the proven track record of the Company’s acquisition capability, it will continue to selectively acquire more distributors who will offer outstanding complementary benefits to its business.

About Global Pharm
Global Pharm Holdings Group, Inc., a growing integrated pharmaceutical company, is engaged in the pharmaceutical distribution, Traditional Chinese Medicine (TCM) herb plantation and herbal pieces processing business in China. The Company focuses on building regional distribution channels, as well as local capillary sales network with high-margin products portfolio. Currently, its sales network covers Shandong, Guangdong, Jilin and Anhui provinces, as well as other developed provinces in China. Global Pharm intends to establish an integrated value chain in the pharmaceutical industry through strategic acquisitions within TCM production, pharmaceutical distribution and retail sectors. Global Pharm anticipates it will achieve a solid distribution capacity and develop into a major rapid-growing and profitable pharmaceutical company. For further information, please visit the Company's corporate website at http://www.globalpharmholdings.com.

Forward-looking Statements
Certain statements set forth in this press release contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors as they relate to our industry, our operations and results of operations, plans for future facilities, capital-expenditure plans and any businesses that we may acquire. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the U.S. federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results.

For Additional Information Contact
Global Pharm Holdings Group, Inc.
Ms. Susan Liu
Phone: +86-755-3693-9373
Email: susanliu@globalpharmholdings.com

–FINANCIAL TABLES FOLLOW—

GLOBAL PHARM HOLDINGS GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31,
ASSETS	(Unaudited)	2010
Current assets:
Cash and cash equivalents	$9,144,834	$4,271,498
Accounts receivable	24,918,594	19,771,619
Inventories	18,980,396	16,058,760
Restricted cash	1,213,714	1,538,251
Other current assets	1,978,407	1,326,660
Total current assets	56,235,945	42,966,788
Property, plant and equipment, net	676,529	210,665
Intangible assets, net	297,874	-
Goodwill	374,143	-
Total assets	$57,584,491	$43,177,453

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term loans	$464,145	$1,972,150
Bank acceptance	1,528,560	21,212
Accounts payable and accrued expenses	22,023,372	20,944,923
Income and other taxes payable	2,076,102	1,728,499
Due to related parties	3,813,329	882,505
Total current liabilities	29,905,508	25,549,289

Stockholders' equity:
Common stock, par value, $0.001 per share, 100,000,000 shares authorized, 26,000,000 issued and outstanding.	26,000	26,000
Additional paid-in capital	9,200,623	9,200,623
Statutory surplus reserves	1,310,701	1,310,701
Retained earnings	15,764,962	6,546,406
Accumulated other comprehensive income	1,032,115	544,434
Total shareholders' equity - Global Pharm Holdings Group, Inc.	27,334,401	17,628,164
Non-controlling interests	344,582	-
Total stockholders’ equity	27,678,983	17,628,164
Total liabilities and stockholders’ equity	$57,584,491	$43,177,453

GLOBAL PHARM HOLDINGS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues, net	$45,386,335	$30,530,977	$87,490,082	$59,259,637
Cost of goods sold	38,003,386	24,989,792	72,279,229	48,632,162
Gross profit	7,382,949	5,541,185	15,210,853	10,627,475
Expenses:
Operating expenses	936,732	233,371	1,352,645	364,999
General and administrative	987,391	1,794,759	1,720,080	2,165,148
Income from operations	5,458,826	3,513,055	12,138,128	8,097,328
Interest income (expense)	843	13,226	(3,381)	17,874
Miscellaneous expense	28,418	-	30,239	-
Income before income taxes	5,431,251	3,526,281	12,104,508	8,115,202
Provision for income taxes	1,513,005	1,255,682	2,887,305	2,419,451
Net income – including non-controlling interest	3,918,246	2,270,599	9,217,203	5,695,751
Net loss – non-controlling interests	1,361	-	1,353	-
Net income - Global Pharm Holdings Group, Inc.	3,919,607	2,270,599	9,218,556	5,695,751
Other comprehensive income
Foreign currency translation adjustment	338,623	33,092	487,681	32,226
Total comprehensive income	$4,258,230	$2,303,691	$9,706,237	$5,727,977
Earnings per share of common stock:
Basic and diluted earnings per share	$0.15	$0.12	$0.35	$0.30
Basic and diluted weighted average shares	26,000,000	19,094,000	26,000,000	19,094,000

GLOBAL PHARM HOLDINGS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities
Net income- including non-controlling interest	$9,217,203	$5,695,751
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	-	1,492,100
Depreciation and amortization	56,018	29,169
Changes in operating assets and liabilities:
Accounts receivable	(4,214,512)	(1,431,800)
Inventories	(1,550,865)	(5,409,249)
Restricted cash	329,540	-
Other current assets	473,282	(1,304,551)
Accounts payable and other accrued liabilities	(232,917)	7,380,555
Income and other taxes payable	305,186	(776,305)
Due from related party	-	(33,983)
Due to related parties	875,411	132,940
Net cash provided by operating activities	5,258,346	5,774,627

Cash flows from investing activities
Purchase of property, plant and equipment	(302,718)	(9,063)
Acquistion of subsidiaries, net of cash acquired	(567,391)	-
Net cash used in investing activities	(870,109)	(9,063)

Cash flows from financing activities:
Short-term loan borrowing	-	365,001
Short-term loan repayments	(1,529,073)	-
Bank acceptance	1,483,968	(219,000)
Dividend paid to the former shareholders	-	(3,208,521)
Due from shareholders	-	24,484
Contribution from non-controlling interest	344,835	-
Net cash provided by (used in) financing activities	299,730	(3,038,036)

Net increase in cash and cash equivalents	4,687,967	2,727,528
Effect of exchange rate changes on cash and cash equivalents	185,369	(12,852)
Cash and cash equivalents - beginning of period	4,271,498	7,455,147
Cash and cash equivalents - end of period	$9,144,834	$10,169,823

Supplemental disclosure of cash flow information:
Cash paid for interest	$20,662	$12,908
Cash paid for income taxes	2,549,041	2,743,066

Supplemental disclosure of non-cash financing activities:
Accrued purchase price included in due to related parties	$1,639,978	$-